Exhibit 99.2

General Employment Enterprises to Acquire Scribe Solutions, Inc.; Former CEO of MPS Group to be Appointed Chairman and CEO

NAPERVILLE, Ill., Dec. 12, 2014 /PRNewswire/ – General Employment Enterprises, Inc. (NYSE MKT: JOB) (“the Company” or “General Employment”) a provider of specialty staffing services today announced that it has signed a definitive agreement with Scribe Solutions, Inc. (“Scribe”), whereby General Employment will issue Series A Convertible Preferred Stock of the Company in exchange for one hundred percent of Scribe Solutions’ common stock. Under terms of the agreement, the exchange ratio is based on Scribe having a value between $6.4 and $7.9 million as determined by an independent appraisal firm. The transaction has been unanimously approved by the boards of directors of each Company and a majority of their respective shareholders. Upon completion of this transaction, Scribe Solutions, Inc. will become a wholly owned subsidiary of General Employment Enterprises, Inc. The stock exchange agreement is subject to certain regulatory and other approvals. Closing of the acquisition is expected to occur during the first quarter of 2015.

After consummation of the transaction, Andrew Norstrud, current Chief Executive Officer of the Company, will continue as Chief Financial Officer of General Employment. Derek Dewan, current Chairman and Chief Executive Officer of Scribe Solutions, Inc. will become Chairman and CEO of General Employment. Mr. Dewan was previously Chairman and CEO of MPS Group, Inc. In January 1994, Mr. Dewan joined AccuStaff Incorporated, MPS Group’s predecessor, as President and Chief Executive Officer, and took that company public in August 1994. Under Mr. Dewan’s leadership the company became a Fortune 1000 world-class, global multi-billion dollar staffing services provider, through significant organic growth and strategic acquisitions. MPS Group grew to include a vast network of offices in the United States, Canada, the United Kingdom, Continental Europe, Asia and Australia. MPS Group experienced many years of continued success during Mr. Dewan’s tenure and he led successful secondary stock offerings of $110 million and $370 million. The company was on the Wall Street Journal’s “top performing stock list” for three consecutive years. In 2009, Mr. Dewan was instrumental in the sale of MPS Group to the largest staffing company in the world, Adecco Group, for $1.3 billion.

Andrew Norstrud commented, “The acquisition of Scribe brings to General Employment sustained profitability, one of the best CEOs in the industry and entry into the growing healthcare staffing market. With the addition of Derek’s expertise, we will accelerate our efforts to build out the Company’s service offerings in the professional and other staffing segments. In particular, I am excited about the Company’s entry into the higher margin and fast growing healthcare staffing market. Additionally, I am looking forward to working with Derek; his extensive experience in the staffing industry will be key in propelling our organic growth and leading a strategic acquisition strategy. We welcome the entire Scribe team to the General Employment family.”

Derek Dewan added, “I am thrilled to become a part of General Employment, a pioneer in the staffing industry. Having been in operation since 1893, the Company has a reputation for outstanding customer service and I look forward to continuing that legacy.” Dewan continued, “Andrew and the hardworking employees have achieved much success in building a great staffing company which will serve as the foundation and platform for General Employment to execute its strategy. The Company is well positioned to increase its breadth and depth of service offerings, fuel internal growth, and acquire the best operating companies in the staffing industry. I look forward to assisting General Employment in achieving its strategic goals and increasing shareholder value.”

Mary Claire Menze founded Scribe Solutions in 2008, and she will assume her previous role as President of Scribe, following the completion of the acquisition.

About General Employment Enterprises, Inc.

General Employment Enterprises, Inc. (the “Company”) was incorporated in the State of Illinois in 1962 and is the successor to employment offices doing business since 1893. The Company provides staffing services through a network of offices located in the United States. The Company operates in two industry segments, providing professional staffing services and solutions and light industrial staffing services through the names of General Employment, Ashley Ellis, Triad and Omni-One.

About Scribe Solutions, Inc.

Scribe Solutions was formed in 2008 to meet the demands that physicians face with overcrowded waiting rooms, and to overcome the challenges presented by electronic medical records (EMR), and the rising cost of quality patient care. By providing physicians with personal assistants (medical scribes), Scribe offers turnkey programs where it recruits, qualifies, hires, and trains resources to serve as scribes at sites across the United States, and alleviates the burden of documentation and clerical duties. Scribe Solutions has developed a low cost staffing solution that improves productivity by providing scribe programs to emergency departments, physician practices, and outpatient and inpatient facilities.

Forward-Looking Statements

The statements made in this press release that are not historical facts are forward-looking statements. Such forward-looking statements often contain or are prefaced by words such as “will” and “expect”. As a result of a number of factors, the Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2013, and in the Company’s other filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT: Andrew J. Norstrud, Chief Executive Officer, Phone: (813) 803-8275, andrew.norstrud@genp.com; John Nesbett/Jennifer Belodeau, Institutional Marketing Services (IMS), Phone: 203.972.9200, jnesbett@institutionalms.com